U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                                        SEC File Number 0-11503
                                                       CUSIP Number 150-837-409

                                 FORM 12b-25

                         NOTIFICATION OF LATE FILING

                                 (Check One):

[  ] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q  [ ] Form N-SAR

For Period Ended: March 31, 2003
_________________________________

    Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
_________________________________

    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A
_________________________________

Part I - Registrant Information
_________________________________

Full Name of Registrant:  Cel-Sci Corporation

Former Name if Applicable:  N/A

Address of Principal Executive Office (Street and Number)

    8229 Boone Blvd. #802

City, State and Zip Code

    Vienna, VA 22182

_________________________________

Part II - Rules 12b-25(b) and (c)
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    If the subject  report could not be filed without  unreasonable  effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[   ]    (c)  The  accountant's  statement or other  exhibit  required by Rule
12b-25(c) has been attached if applicable.
_________________________________

Part III - Narrative
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    State below in  reasonable  detail the  reasons  why the Form 10-K,  20-F,
11-K, 10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

    The Company needs additional time to file the report in order to comply with the new disclosure requirements of SFAS 148.
_________________________________

Part IV - Other Information
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    (1)  Name and  telephone  number of person  to  contact  in regard to this notification

              William T. Hart          (303)                 839-0061
                  (Name)            (Area Code)        (Telephone Number)

    (2)  Have all other periodic reports
         required under Section 13 or 15(d)
         of the Securities Exchange Act of
         1934 during the preceding l2 months
         (or for such shorter period that
         the registrant was required to file
         such reports) been filed?  If answer
         is no, identify report(s).                     [X] Yes    [ ] No

    (3)  Is it anticipated that any significant
         change in results of operations from
         the corresponding period for the last
         fiscal year will be reflected by the
         earnings statements to be included
         in the subject report or portion thereof?        [ ] Yes  [X] No

         If so:  attach an explanation of the
         anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                             Cel-Sci Corporation
                 (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 15, 2003                        By  /s/ Geert R. Kersten
                                              Geert R. Kersten,
                                              Chief Executive Officer
                                              Cel-Sci Corporation
                                              8229 Boone Blvd., # 802
                                              Vienna, VA 22182
                                              (703) 506-9460

                                  ATTENTION

    Intentional   misstatements  or  omissions  of  fact  constitute   Federal
Criminal Violations (See 18 U.S.C. 1001).